Exhibit 99.(a)(1)

CERTIFICATE OF TRUST

OF

FIRST EAGLE CREDIT OPPORTUNITIES FUND

July 8, 2020

This Certificate of Trust of First Eagle Credit Opportunities Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.             Name.  The name of the trust formed hereby is First Eagle Credit Opportunities Fund.

2.             Registered Office; Registered Agent.  The business address of the Trust’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, New Castle County.  The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.             Investment Company.  The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4.             Effective Date.  This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act as of the date first set forth above.

/s/ David P. O’Connor
Name:	David P. O’Connor
Title:	Trustee